Filed Pursuant to Rule 433

Registration Statement No. 333-132868

September 21, 2006

Zions Bancorporation

Floating Rate Senior Notes due 2009

Zions Bancorporation is issuing $250 million of floating-rate senior notes. Zions Bancorporation is a publicly traded company that, through its subsidiaries, operates over 450 banking offices in ten western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Utah, Texas and Washington.

For further information, see the Preliminary Terms and Conditions below, or please call and speak to a fixed-income specialist at 1-800-524-8875.

Preliminary Terms and Conditions

Issuer:	Zions Bancorporation

Securities Offered:	Floating Rate Senior Unsecured Notes due July 15, 2009 (the “Notes”)

CUSIP:	XXXXXX XX X

Principal Amount:	Up to $250,000,000

Public Offering Price:	100.00%

Initial Settlement Date:	September 28, 2006

Coupon:	Three-month LIBOR plus 14 to 16 bps, reset quarterly

Interest Payment Dates:	Interest will be paid quarterly on January 15, April 15, July 15 and October 15, commencing January 15, 2007

Maturity:	July 15, 2009

Optional Redemption:	Not callable

Exchange Listing:	The Notes will not be listed on any national securities exchange

Denomination:	$1,000 and integral multiples thereof

Book-Entry System:

The Notes will be issued only in fully registered form without interest coupons. Beneficial interests in the Notes will be shown on, and transfers of those beneficial interest can only be made through, records maintained by the Depository Trust Company, or DTC, and its participants.

Ratings:	A3 (Moody’s); BBB+ (Standard & Poor’s); A (low) (DBRS); and A- (Fitch)

Placement Agent:	Zions Direct, Inc.

Placement Agent Fee:	0.10%

Trustee:	J.P. Morgan Trust Company, N.A.

Issuing / Paying Agent:	Zions First National Bank

This Preliminary Term Sheet contains selected information about the Notes subject to further description in the Prospectus and Prospectus Supplement.  The Notes offered by Zions Direct: are not deposits, obligations of or guaranteed by a bank; are not insured by the FDIC; and are subject to investment risk (principal fluctuations), including the possible loss of the principal invested.

Zions Direct, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, or a representative, will arrange to send you the prospectus if you request it by calling toll free (800) 524-8875.